Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Invesco Ltd., Invesco Finance, Inc., and Invesco Finance plc for the registration of debt securities, guarantees of debt securities, preference shares, common shares, warrants and subscription rights and to the incorporation by reference therein of our report dated February 20, 2015 with respect to the consolidated financial statements of Invesco Ltd. and the effectiveness of internal control over financial reporting of Invesco Ltd. filed with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

October 8, 2015